Exhibit 11.1

                      SOCKET COMMUNICATIONS, INC.

           STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                 (In thousands, except per share data)

                               Three Months Ended        Nine Months Ended
                                 September 30,             September 30,
                                1996       1995         1996          1995
                            ----------  ----------   -----------  -----------
Net loss................... $ (852,937) $ (721,230)  $(2,493,098) $(2,269,779)

Computations of weighted average common and common equivalent shares outstanding:

Weighted average common
 shares outstanding........   3,021,168   2,972,018    3,008,530    1,349,340
Common equivalent shares
 from stock options,
 convertible preferred
 stock, and convertible
 notes granted or issued
 during the twelve-month
 period prior to the
 Company's initial public
 offering..................          0           0            0       370,171
                            ----------  ----------   -----------  -----------
Shares used in computing
 net loss per share........  3,021,168   2,972,018     3,008,530    1,719,511
                            ==========  ==========   ===========  ===========
Net loss per share          $    (0.28) $    (0.24)  $     (0.83) $     (1.32)
                            ==========  ==========   ===========  ===========
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